Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is dated as of December 31, 2025, between Aon Corporation, a Delaware corporation (the “Company”), Aon plc, a public limited company organized under Irish law (the “Parent”), and Gregory C. Case (the “Executive”).

WHEREAS, on January 16, 2015 the Company entered into the Amended and Restated Employment Agreement with the Executive whereby the Executive continues to be employed as President and Chief Executive Officer of the Company (the “2015 Agreement”), which agreement amended and restated the parties’ agreement dated as of November 13, 2009 (the “2009 Agreement”), which agreement amended and restated the parties’ original employment agreement dated as of April 4, 2005 (the “2005 Agreement”).

WHEREAS, the parties desire to make certain changes to the 2015 Agreement, including to further extend the Employment Period, as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereby agree as follows:

1. Employment. The Company shall continue to employ the Executive, and the Executive shall continue to be employed, upon the terms and subject to the conditions contained in this Agreement. The extended term of employment of the Executive pursuant to this Agreement (the “Employment Period”) shall commence effective as of December 31, 2025 (the “Effective Date”) and shall end on December 31, 2030 unless earlier terminated pursuant to Section 4 hereof.

2. Position and Duties; Responsibilities; Board Service. (a) Position and Duties. During the Employment Period, the Executive shall continue to be employed by the Company and seconded to the Parent. The Executive shall serve as both the Company’s and the Parent’s President and Chief Executive Officer. During the Employment Period, the Executive shall continue to perform faithfully and loyally and to the best of the Executive’s abilities the duties assigned to the Executive hereunder and shall devote the Executive’s full business time, attention and effort to the affairs of the Parent, the Company and their subsidiaries and shall use the Executive’s best efforts to promote the interests of the Parent, the Company and their respective affiliates and subsidiaries (such entities collectively, “Aon”). The Executive may engage in charitable, civic or community activities and, with the prior approval of the Board of Directors of the Parent (the “Board”), may serve as a director of any other business corporation, provided that (i) such activities or service do not interfere with the Executive’s duties hereunder or violate the terms of any of the covenants contained in Sections 7, 8 or 9 hereof and (ii) such other business corporation provides the Executive with director and officer insurance coverage which, in the opinion of the Board, is adequate under the circumstances.

(b) Responsibilities. Subject to the powers, authority and responsibilities vested in the Board and in duly constituted committees of the Board, the Executive shall continue to have the authority and responsibility for the management, operation and overall conduct of the business of the Parent and the Company. The Executive shall also perform such other duties (not inconsistent with the position of Chief Executive Officer) on behalf of Aon as may from time to time be authorized or directed by the Board. The Executive shall continue to report to the Board.

(c) Board Service. Effective April 4, 2005, the Executive was appointed as a member of the Company’s board of directors, and the Executive was duly elected as a member of such board at the Company’s annual meeting of stockholders on May 20, 2005. At the time of the Company’s re-domestication to the UK, the Executive was duly elected as a member of the Board at the 2012 annual general meeting of shareholders of the Parent on May 18, 2012. At the time of the Company’s re-domestication to the Republic of Ireland, the Executive was duly elected as a member of the Board at the 2020 annual general meeting of shareholders of the Parent on June 19, 2020. Provided that the Executive’s employment with the Company has not previously been terminated, the Executive shall be nominated for reelection as a member of the Board at the 2026 annual general meeting of shareholders of the Parent and at each subsequent annual general meeting of shareholders during the Employment Period. If so re-elected, the Executive agrees that the Executive shall serve as a member of the Board.

3. Compensation. (a) Base Salary. During the Employment Period, the Company shall pay to the Executive a base salary at the rate of $1,750,000 per annum (“Base Salary”), payable semi-monthly in accordance with the Company’s executive payroll policy. Such Base Salary shall be reviewed annually on the Company’s regular executive salary review schedule and shall be subject to adjustment at the discretion of the Board.

(b) Annual Bonus. During the Employment Period, the Executive shall participate in one or more annual incentive bonus plans (collectively, the “Senior Executive Plan”). Each such annual incentive bonus shall be determined pursuant to the terms of the Senior Executive Plan as in effect from time to time; provided, however, that (i) the Executive’s target annual incentive bonus for calendar year 2026 and subsequent years shall not be less than 250% of the Executive’s Base Salary as in effect at the end of the fiscal year to which such annual incentive bonus relates (the “Bonus Year”) and (ii) the annual incentive bonuses earned hereunder shall be subject to payment pursuant to and in accordance with the provisions of the Aon Incentive Stock Program, a sub-plan of the stockholder-approved Aon plc 2011 Incentive Plan, as amended and restated and adopted by the Parent effective June 24, 2025, and as may be amended from time to time (such stockholder-approved plan, the “Stock Plan”), payable currently in a combination of cash, performance share units and/or restricted share units of Aon plc ordinary shares, as determined by the Board. The portion of the annual incentive bonus paid in cash shall be paid following the end of the calendar year for which the bonus is awarded and no later than two and one-half months after the end of the calendar year for which awarded.

(c) Special Equity-Based Award. Subject to the approval of the Board on or before December 31, 2025, the Executive shall receive a special award of performance share units pursuant to the Stock Plan and an award agreement thereunder for a performance period beginning January 1, 2026 and ending December 31, 2030 (the “Special Award”). The Special Award shall have a grant date target value of $50 million, as determined under the award agreement for the Special Award, which value is intended to reflect the Executive’s exceptional performance to date and the Executive’s commitment to the further extended Employment Period set forth herein. The Special Award shall be in addition to the awards to be granted to the Executive pursuant to the Parent’s regular annual long-term incentive award process. The Special Award shall be earned based on the level of achievement of the performance criteria and weightings for the performance period, as approved by the Board and specified in the award agreement. The award agreement for the Special Award shall not provide for the acceleration or continuation of vesting in connection with the Executive’s retirement. The Special Award shall be subject in all respects to the Stock Plan and the applicable award agreement thereunder.

(d) Stock Ownership. During the Employment Period, the percentage of stock ownership applicable to Executive under the Parent’s Share Ownership Guidelines for Officers shall be twenty (20) times base salary (initially $35 million). In all other respects, the Executive’s stock ownership shall continue to be governed by the Aon plc Stock Ownership Guidelines published on the company website at www.aon.com/about-aon/corporate-governance/guidelines- policies/stock-ownership-guidelines.jsp, as measured and reviewed annually by the Board.

(e) Other Benefits. During the Employment Period, the Executive shall be entitled to participate in the Company’s employee benefit plans generally available to executives of the Company (such benefits being hereinafter referred to as the “Employee Benefits”); provided that the Executive’s life insurance coverage shall be no less than $5 million, as agreed between the Executive and the Company in the 2005 Agreement and the 2009 Agreement. The Executive also shall be entitled to take time off for vacation or illness in accordance with the Company’s policy for executives and to receive all other fringe benefits as are from time to time made available to senior executives of the Company.

(f) Expense Reimbursement. During the Employment Period the Company shall reimburse the Executive in accordance with the Company’s policies and procedures for all proper expenses incurred by the Executive in the performance of the Executive’s duties hereunder. To the extent required by Code Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during each calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (ii) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit. The Company shall pay the Executive’s reasonable attorneys fees for the negotiation and documentation of this Agreement and any related agreement.

4. Termination. (a) Death. Upon the death of the Executive, all rights of the Executive and the Executive’s heirs, executors and administrators to compensation and other benefits under this Agreement shall cease immediately, except that the Executive’s heirs, executors or administrators shall be entitled to:

(i) accrued Base Salary through and including the Executive’s date of death;

(ii) the amount of any annual incentive bonus earned and payable but not yet paid for the Bonus Year prior to the year in which the Executive’s termination of employment occurs;

(iii) prorated annual incentive bonus (based on the target bonus under the Senior Executive Plan or any successor plan for the Bonus Year in which the Executive’s termination of employment occurs) through and including the Executive’s date of death;

(iv) other Employee Benefits to which the Executive was entitled on the date of death in accordance with the terms of the plans and programs of the Company; and

(v) payment or vesting of long-term incentive awards granted to the Executive prior to the Executive’s date of termination, to the extent that such payment or vesting is provided for in the terms of the Executive’s applicable award agreements.

(b) Disability. The Company may, at its option, terminate the Executive’s employment upon written notice to the Executive if the Executive, because of the Executive’s Disability, fails to perform the essential functions of the Executive’s position, with reasonable accommodation. “Disability” for purposes of this agreement means a bona fide determination made in good faith by a licensed physician selected by the Board and acceptable to the Executive that, because of a medically determinable physical or mental incapacity or disability, the Executive is unable to perform the essential functions of President and Chief Executive Officer of the Company and the Parent, with or without reasonable accommodation, that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than three (3) months or for a period of at least ninety (90) days in any twelve (12)-month period (which need not be consecutive). The Executive shall submit to appropriate medical examinations for purposes of such determination. To the extent applicable, any determination of Disability shall be made in a manner consistent with, and interpreted to comply with, Code Section 409A. Upon such termination, the Executive’s entitlement to compensation and benefits shall cease immediately, except that the Executive shall be entitled to:

(i) accrued Base Salary through and including the effective date of the Executive’s termination of employment;

(ii) the amount of any annual incentive bonus earned and payable but not yet paid for the Bonus Year prior to the year in which the Executive’s termination of employment occurs;

(iii) prorated annual incentive bonus (based on the target bonus under the Senior Executive Plan or any successor plan for the Bonus Year in which the Executive’s termination of employment occurs) through and including the effective date of the Executive’s termination of employment;

(iv) other Employee Benefits to which the Executive is entitled upon termination of employment in accordance with the terms of the plans and programs of the Company; and

(v) payment or vesting of long-term incentive awards granted to the Executive prior to the Executive’s date of termination, to the extent that such payment or vesting is provided for in the terms of the Executive’s applicable award agreements.

(c) Cause. (i) The Company may at any time during the Executive’s employment terminate this Agreement for Cause by written notice given to the Executive setting forth the basis for such termination and giving Executive an opportunity to cure within thirty (30) days. No action(s) or inaction(s) will constitute Cause unless a resolution finding that Cause exists has been approved by a majority of all of the members of the Board (excluding the Executive) at a meeting at which the Executive is allowed to appear with his legal counsel. If the Executive does not effect a cure within the thirty (30)-day cure period, as determined by the Board in its reasonable discretion, the termination shall become effective. If the Executive so effects a cure to the reasonable satisfaction of the Board, the written notice of Cause shall be deemed rescinded and of no force or effect. For the purposes of this Agreement, “Cause” shall mean the Executive’s:

(A) performing a deliberate act of dishonesty, fraud, theft, embezzlement, or misappropriation involving the Executive’s employment with Aon, or breach of the duty of loyalty to Aon;

(B) performing an alleged act of race, sex, national origin, religion, disability, or age-based discrimination or sexual harassment, if after a reasonable investigation, outside or in-house counsel to the Company reasonably concludes that allegations are substantiated;

(C) material violation of Aon policies and procedures including, but not limited to, the Aon Code of Business Conduct;

(D) material non-compliance with the terms of this Agreement, including, but not limited to, Sections 7 and 8 or 9 hereunder, or material non-compliance with the terms of an Other Covenant (defined below); or

(E) performing any criminal act resulting in a criminal felony charge brought against the Executive or a criminal conviction of the Executive (other than a conviction of minor traffic violations).

In the event of a termination for Cause, the Company shall only be required to pay the Executive all accrued but unpaid Base Salary and vested benefits to which the Executive is entitled upon such termination. In accordance with the terms of the plans and programs of Aon, each as of the effective date of such termination, payable no later than the next regularly scheduled payday after such effective termination date or, if applicable, at such time as set forth in the applicable benefit policy, plan, or programs.

(ii) If the Company terminates the Executive’s employment for Cause, the Executive agrees to immediately resign from the Board.

(d) Termination Without Cause. The Company may, at its option, terminate the Executive’s employment under this Agreement upon written notice to the Executive for a reason other than a reason set forth in Section 4(a), 4(b) or 4(c). Any such termination shall be authorized by the Board. If the Company terminates the Executive’s employment for any such reason, the Executive’s entitlement to compensation and benefits shall cease immediately, except that the Executive shall be entitled to:

(i) the payments and benefits specified in Sections 4(b)(i) and 4(b)(ii) hereof;

(ii) the Executive’s annual incentive bonus calculated pursuant to the provisions of the Senior Executive Plan for the Bonus Year in which the Executive’s employment terminates, and prorated for the portion of the calendar year that the Executive was employed by the Company; provided that the Executive’s entitlement to such bonus shall be contingent upon the satisfaction of the specified performance goals established for such bonus year, and provided further that such lump sum payment shall be paid no later than two and one-half months following the calendar year for which awarded;

(iii) other Employee Benefits to which the Executive is entitled upon termination of employment in accordance with the terms of the plans and programs of the Company; provided that the Company shall continue to provide medical, dental and vision benefits to the Executive, spouse and dependent children for twenty-four (24) months following the date on which the Executive’s employment terminates, followed immediately thereafter with immediate eligibility for coverage under the Retiree Medical Plan (irrespective of the Executive’s age and years of continuous employment), until the Executive, spouse and dependent children become covered by the plan of another employer providing comparable benefits; provided further that the Company’s share of the cost of continuation of coverage under any self-insured medical reimbursement program that is subject to Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), shall, to the extent required by law, be included in the Executive’s taxable income from the Company;

(iv) the payment or vesting of long-term incentive awards granted to the Executive prior to the Executive’s date of termination, to the extent that such payment or vesting is provided for in the terms of the Executive’s applicable award agreements;

(v) a lump sum cash payment equal to the product of (x) two, and (y) the Executive’s target annual incentive bonus under the Senior Executive Plan for the Bonus Year in which the Executive’s employment terminates; and

(vi) so long as the Executive continues to abide by the provisions of Sections 7(b), 7(c), 7(d), 7(e), 8 and 9 hereof, the Company shall pay the Executive an amount equal to the product of (x) two, and (y) the Executive’s Base Salary, payable in cash installment payments as and when the Company provides salary payments to its executives generally, through the Noncompetition Period as defined in Section 7(c) hereof.

(e) Voluntary Termination. Upon 60 days prior written notice to the Company (or such shorter period as may be permitted by the Board), the Executive may voluntarily terminate the Executive’s employment with the Company for any reason. If the Executive voluntarily terminates the Executive’s employment pursuant to this Section 4(e), the Executive’s entitlement to compensation and benefits shall cease immediately, except that the Executive shall be entitled to the payments and benefits specified in Sections 4(b)(i) and 4(b)(iv) hereof.

(f) Termination for Good Reason.

(i) Upon prior written notice to the Company, the Executive may voluntarily terminate the Executive’s employment with Good Reason (as hereinafter defined). The Executive must provide written notice to the Company of the Good Reason event, specifying the basis for termination within 90 days of its initial occurrence. The Company shall then have a 30-day cure period (the “Cure Period”) to remedy the event. If such basis is not remedied within the Cure Period and the Executive elects to terminate, termination must occur within 30 days after the Cure Period expiration. If the Executive voluntarily terminates employment pursuant to this Section 4(f), the Executive’s entitlement to compensation and benefits shall cease immediately, except that the Executive shall be entitled to:

(A)	the payments and benefits specified in Sections 4(b)(i) and 4(b)(ii) hereof;

(B)

the Executive’s annual incentive bonus calculated pursuant to the provisions of the Senior Executive Plan for the Bonus Year in which the Executive’s employment terminates, and prorated for the portion of the calendar year that the Executive was employed by the Company; provided that the Executive’s entitlement to such bonus shall be contingent upon the satisfaction of the specified performance goals established for such bonus year, and provided further that such lump sum payment shall be paid no later than two and one-half months following the calendar year for which awarded;

(C)

other Employee Benefits to which the Executive is entitled upon termination of employment in accordance with the terms of the plans and programs of the Company; provided that the Company shall continue to provide medical, dental and vision benefits to the Executive, spouse and dependent children for twenty-four (24) months following the date on which the Executive’s employment terminates, followed immediately thereafter with immediate eligibility for coverage under the Retiree Medical Plan (irrespective of the Executive’s age and years of continuous employment), until the Executive, spouse and dependent children become covered by the plan of another employer providing comparable benefits; provided further that the Company’s share of the cost of continuation of coverage under any self-insured medical reimbursement program that is subject to Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), shall be included in the Executive’s taxable income from the Company;

(D)

the payment or vesting of long-term incentive awards granted to the Executive prior to the Executive’s date of termination, to the extent that such payment or vesting is provided for in the terms of the Executive’s applicable award agreements;

(E)

a lump sum cash payment equal to the product of (x) two, and (y) the Executive’s target annual incentive bonus under the Senior Executive Plan for the Bonus Year in which the Executive’s employment terminates; and

(F)

so long as the Executive continues to abide by the provisions of Sections 7(b), 7(c), 7(d), 7(e), 8 and 9 hereof, the Company shall pay the Executive an amount equal to the product of (x) two, and (y) the Executive’s Base Salary, payable in installment payments as and when the Company provides salary payments to its executives generally, through the Noncompetition Period as defined in Section 7(c) hereof.

(ii) As used in this Agreement, the term “Good Reason” shall mean during the Employment Period, without the written consent of the Executive, any one or more of the following, provided that an isolated, insubstantial or inadvertent action not taken in bad faith or failure not occurring in bad faith which is remedied by the Company promptly after receipt of notice thereof given by the Executive shall not constitute Good Reason:

(A)

the assignment to the Executive of any duties materially inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by this Agreement (provided, however, for the avoidance of doubt that the re-assignment of the Executive’s title of “President” and related duties without re-assignment of the Executive’s title of “Chief Executive Officer” and related duties shall not constitute “Good Reason”);

(B)	any failure by the Company or the Parent to comply with the provisions of Section 3 hereof; or

(C)	any other material breach by the Company or the Parent of this Agreement.

(g) Time and Form of Payment. For purposes of this Agreement, the terms “terminated”, “termination”, “termination of employment”, and variations thereof, as used in this Agreement, are intended to mean a termination of employment that constitutes a “separation from service” under Code Section 409A. The time and form of payment of benefits upon termination of employment described in the preceding provisions of this Section 4 (including expense reimbursements or payment and in-kind benefits) shall be made in accordance with such Section; provided that the lump sum cash payments (other than any pro-rated annual incentive bonus for the Bonus Year in which the Executive’s employment ends) shall be paid 60 days following the Executive’s termination of employment; and provided further, with respect to termination of employment for reasons other than death, the payment at such time can be characterized as a “short-term deferral” for purposes of Code Section 409A or as otherwise exempt from the provisions of Code Section 409A, or if any portion of the payment cannot be so characterized, and the Executive is a “specified employee” under Code Section 409A, such portion of the payment shall be delayed until the earlier to occur of the Executive’s death or the date that is six months and one day following the Executive’s termination of employment (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 4(g) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments due under the preceding provisions of this Section 4, whichever is applicable, shall be payable at the same time and in the same form as such amounts or benefits would have been paid in accordance with their original payment schedule under such Section. If the Executive is a “specified employee” under Code Section 409A, the full cost of the continuation or provision of Employee Benefits (other than any cost of medical or dental benefit plans or programs or the cost of any other plan or program that is exempt from Code Section 409A) under Section 4(d) and 4(f) shall be paid by the Executive until the earlier to occur of the Executive’s death or the date that is six months and one day following the Executive’s termination of employment, and such cost shall be reimbursed by the Company to, or on behalf of, the Executive in a lump sum cash payment on the earlier to occur of the Executive’s death or the date that is six months and one day following Executive’s termination of employment. For purposes of applying the provisions of Section 409A, each separately identified amount to which the Executive is entitled shall be treated as a separate payment.

5. Change in Control. The Executive shall be entitled to Change in Control severance protection pursuant to the Amended and Restated Severance Agreement attached to the 2015 Agreement and, for the avoidance of doubt, attached again hereto as Exhibit A, which Severance Agreement may not, without the Executive’s consent, be further amended or terminated during the Employment Term.

6. Federal and State Withholding. The Company shall deduct from the amounts payable to the Executive pursuant to this Agreement the amount of all required federal, state and local withholding taxes in accordance with the Executive’s Form W-4 on file with the Company, and all applicable federal employment taxes.

7. Noncompetition; Nonsolicitation. (a) General. The Executive acknowledges that in the course of the Executive’s employment with Aon the Executive has and will become familiar with trade secrets and other confidential information concerning Aon and that the Executive’s services will be of special, unique and extraordinary value to Aon. The Executive further acknowledges and agrees that the Executive’s services as a senior executive of the Company have been, and are, of special, unique, and extraordinary value to Aon, and that the Executive’s material employment duties and responsibilities (including, without limitation, with respect to Aon strategic and other business operations, clients, prospective clients, and other employees) are global in nature and span geographic areas that extend well beyond the locations in which the Executive has been physically employed and resided. The Executive further acknowledges and agrees that it therefore is reasonable to protect Aon against certain competitive activities by the Executive for a limited period of time after the Executive terminates the Executive’s employment to protect Aon’s legitimate business interests in all of the geographic areas in which Aon does business, and that the covenants contained in this Section 7 are necessary for the protection of Aon and are reasonably limited with respect to the activities prohibited, duration, geographical scope and their effect on the Executive and the public.

(b) Confidential Information. The Executive acknowledges that Aon’s business depends to a significant degree upon the possession of confidential, proprietary and trade secret information, which is not generally known to others, and that the profitability of the business of Aon requires that this information remain proprietary to Aon. The Executive recognizes that, by virtue of the Executive’s employment by the Company and/or its affiliates, and to assist the Executive in the solicitation, production and servicing of client business, the Executive has otherwise prohibited access to such information. This Confidential Information (defined below) includes, without limitation: lists of clients and prospective clients; contract terms and conditions; client information relating to services, insurance, benefits programs, executives, finances, and compensation; copyrighted materials; corporate, management and business plans and strategies; compensation and revenues; methods and strategies of marketing; market research and data; technical know-how; proprietary computer software which Aon uses in its business, and which gives Aon an opportunity to obtain an advantage over competitors who do not know or use it, and other information owned, licensed or developed by Aon; and the conduct of the affairs of Aon.

(c) Noncompetition. The Executive agrees that during the period of Executive’s employment with the Company and for a period of two years after such employment ends (inclusive of any period of employment with a successor) (the “Noncompetition Period”) the Executive shall not in any manner, directly or through the direction or assistance of others, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any business, in which the Executive was involved or had knowledge, being conducted by, or actively contemplated by, Aon as of the expiration of the Employment Period, including, but not limited to, the business of insurance brokerage and consulting, reinsurance brokerage and consulting, employee health and retirement benefits brokerage and consulting, or human resources consulting (“Competitive Business”). Competitive Business includes (i) any business that provides any products or services competitive to those in which the Executive had material involvement during the twenty-four (24) months prior to the termination of Executive’s employment with the Company (the “Look Back Period”), and (ii) any private equity firm or investment entity that owns or controls, directly or indirectly, any portfolio company engaged in insurance brokerage, reinsurance brokerage, or related consulting service and has aggregate assets under management or investments exceeding $10 billion.

Nothing in this Section 7(c) shall be construed to prohibit the Executive’s employment in a separately operated subsidiary or other business unit of a company that would not be a competitor but for common ownership with a competitor so long as the Executive provides written assurances regarding the non-competitive nature of the Executive’s position that are satisfactory to the Company and the Executive’s new employer confirms this understanding. For the avoidance of doubt, and without limiting the generality of the foregoing prohibition, the following are Competitive Businesses as of the Effective Date: Marsh & McLennan Companies, Inc., Willis Towers Watson plc, Arthur J. Gallagher & Co., Alliant Insurance Services, Howden, Lockton, USI, and Brown & Brown (including any of the foregoing entities’ affiliates or successors in interest that are Competitive Businesses).

(d) Nonsolicitation of Clients. The Executive also agrees that during the Noncompetition Period the Executive shall not in any manner, directly or through the direction or assistance of others, solicit or induce, or cause any person or other entity to solicit or induce, any client or customer of Aon with whom or with respect to which Executive had business-related contact during the Look Back Period or about whom/which Executive had access to Confidential Information during the Look Back Period, to engage in business that is competitive with Aon’s business or to stop or reduce their business with Aon.

(e) Nonsolicitation of Employees. The Executive further agrees that during the Noncompetition Period, the Executive shall not in any manner, directly or through the direction or assistance of others, solicit or induce, or cause any person or entity to solicit or induce any employee of Aon with whom the Executive had business related-contact or about whom the Executive had access to Confidential Information (such as management’s assessment of the employee’s skills and performance) during the Look Back Period, to work for the Executive or for any third party or entity, or to terminate or abandon his or her employment for any purpose whatsoever.

(f) Exceptions. Nothing in this Section 7 shall prohibit the Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than two percent of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as Executive has no active participation in the business of such corporation.

(g) Reformation. If, at any time of enforcement of this Section 7, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree to the partial enforcement of the restriction to such lesser degree as would make it reasonable or enforceable, or that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. This Agreement shall not authorize a court to increase or broaden any of the restrictions in this Section 7.

(h) Consideration; Breach. The Company and the Executive agree that the payments to be made, and the benefits to be provided, by the Company to the Executive pursuant to Section 3 and Section 4 hereof shall be made and provided in consideration of the Executive’s agreements contained in this Section 7 and Section 8, and Section 9 hereof and that such consideration is sufficient to make the covenants in this Section 7 and Section 8 and Section 9 hereof immediately enforceable and binding against the Executive. In the event that the Executive shall commit a breach of any provision of this Section 7 or Section 8 or Section 9 hereof, the Company shall be entitled immediately to suspend all remaining payments pending expiration of any cure period provided to the Executive for a breach under this Agreement, and if the breach is not cured as permitted under this Agreement to then terminate making all remaining payments and providing all remaining benefits pursuant to Section 3 and Section 4 hereof and upon such event the Company shall have no further liability to the Executive under this Agreement.

(i) Other Restrictive Covenants. Notwithstanding any other language in the Agreement, this Agreement does not preclude the enforceability of any restrictive covenant provision contained in any prior or subsequent agreement entered into by the Executive (any such covenant, an “Other Covenant”). Further, no Other Covenant precludes the enforceability of any provision contained in this Agreement. No subsequent agreement entered into by the Executive may amend, supersede, or override the covenants contained herein unless such subsequent agreement specifically references, as applicable, this Section 7 or Section 8 or Section 9 hereof. The Executive further acknowledges and agrees that, in addition to the provisions of this Section 7 and Section 8 and Section 9 hereof, the Executive remains subject to certain restrictive covenants by virtue of the Executive’s receipt of certain stock benefits under the Stock Plan. To the extent any conflict exists between the restrictions set forth in this Agreement and the Other Covenants, the Company shall be provided the greatest protection set forth in either agreement. In the unlikely event that a post-employment restriction provided for in this Section 7 or in Section 8 or Section 9 hereof is deemed void by a controlling court, arbiter, or other binding adjudicator, any restriction addressing the same or similar conduct by the Executive in the 2015 Agreement shall resume effect so that the Company’s legitimate, protectable interests remain protected.

8. Confidentiality. The Executive shall not make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of Aon or (ii) other technical, business, proprietary or financial information of Aon not available to the public generally or to the competitors of Aon, that the Executive acquires or gains access to in the course of the Executive’s employment with the Company (“Confidential Information”), except to the extent that such Confidential Information (A) becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission of the Executive, (B) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that the Executive gives prompt notice of such requirement in any non-governmental agency proceeding to the Company to enable the Company to seek an appropriate protective order, or (C) is necessary to perform properly the Executive’s duties under this Agreement. If the Executive does not retain copies of Confidential

Information after the termination of the Executive’s employment with the Company, the restrictions in this Section 8 on use or disclosure of Confidential Information shall expire three (3) years after the termination of the Executive’s employment with the Company, where information that does not qualify as a trade secret is concerned; however, the restrictions shall continue to apply to trade secret information for as long as the information at issue remains qualified as a trade secret. The Executive agrees that all records, in any form (such as email, database, correspondence, notes, files, contact lists, drawings, specifications, spreadsheets, manuals, and calendars) that contain Confidential Information, with the exception of wage and benefit related materials provided to the Executive as an employee for the Executive’s own use as an employee, are the property of Aon (collectively “Company Records”). The Executive shall follow all Aon policies regarding use or storage of Company Records and return all such records (including, but not limited to, all copies) when the Executive’s employment with the Company terminates or sooner if requested. The Executive agrees that the Executive shall not copy, delete, or alter any information contained upon the Executive’s Company computer or Company equipment before the Executive returns it to the Company. In addition, if the Executive has used any personal computer, server, cloud account, or e-mail system (collectively “Personal Devices and Accounts”) to receive, store, review, prepare or transmit any Aon information (which Executive understands Aon does not permit), including, but not limited to, Confidential Information, the Executive agrees to provide the Company with a computer-useable copy of all such Confidential Information and then cooperate with the Company regarding any necessary remediation to ensure all Confidential Information has been returned. The Executive agrees to provide the Company with necessary passwords and access to any such Personal Devices and Accounts as reasonably requested as part of the remediation process. Aon has no responsibility for the deletion of any non-Aon Confidential Information. Aon shall not make any effort to recover any non-Aon Confidential Information, application or software that is deleted. The Executive acknowledges that the Executive has been advised not to use any Personal Devices and Accounts in the course of the Executive’s job duties for the Company. Promptly following the Executive’s termination of employment or sooner upon the Company’s request, the Executive shall surrender to the Company all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute Confidential Information which the Executive may then possess or have under the Executive’s control (together with all copies thereof).

9. Inventions. The Executive hereby assigns to the Company the Executive’s entire right, title and interest in and to all discoveries and improvements, patentable or otherwise, trade secrets and ideas, writings and copyrightable material, which may be conceived by the Executive or developed or acquired by the Executive during the Executive’s employment, which may pertain directly or indirectly to the business of Aon. The Executive agrees to disclose fully all such developments to the Company upon its request, which disclosure shall be made in writing promptly following any such request. The Executive shall, upon the Company’s request, execute, acknowledge and deliver to the Company all instruments and do all other acts which are necessary or desirable to enable the Company or any of its subsidiaries to file and prosecute applications for, and to acquire, maintain and enforce, all patents, trademarks and copyrights in all countries. This Agreement’s assignment provisions are limited to only those inventions that can be lawfully assigned by an employee to an employer. The forgoing invention assignment obligation does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the Aon was used and which was developed entirely on the Executive’s own time, unless (a) the invention relates (i) to the business of Aon, or (ii) to Aon’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the Executive for Aon.

10. Enforcement. The parties hereto agree that Aon would be damaged irreparably in the event that any provision of Section 7, 8 or 9 of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically. The Executive agrees that the Executive shall submit to the personal jurisdiction of the courts of the State of Illinois in any action by the Company to enforce any provision of Section 7, 8, or 9 of this Agreement. The Executive acknowledges that the Executive had fourteen (14) days to review this Agreement prior to signing it and was advised to consult with an attorney.

11. Survival. Sections 4, 5, 6, 7, 8, 9 and 10 of this Agreement (and the miscellaneous provisions relied upon for enforcement of the same herein) shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Employment Period, and shall further continue to apply and be valid notwithstanding any change in the Executive’s duties, responsibilities, compensation, position, or title.

12. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (i) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section 12 or (ii) sent by facsimile to the following facsimile number of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this Section 12), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section 12:

If to the Company or the Parent, to:

Aon Corporation

200 East Randolph

Chicago, Illinois 60601

Attention: Chairman of the Board of Aon plc

with copies to:

Aon Corporation

200 East Randolph

Chicago, Illinois 60601

Attention: Chairman of the Governance and Nominating Committee of Aon plc

Aon Corporation

200 East Randolph

Chicago, Illinois 60601

Attention: General Counsel

If to the Executive, to the Executive’s home address as shown on the Company’s records.

13. Reimbursement of Legal Expenses. In the event that the Executive is the prevailing party, whether in arbitration or litigation, in pursuing any claim or dispute involving the Executive’s employment with the Company, including any claim or dispute relating to (a) this Agreement, (b) termination of the Executive’s employment with the Company, or (c) the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall promptly reimburse the Executive for all reasonable documented costs and expenses (including, without limitation, attorneys’ fees) relating solely, or allocable, to the claim. In any other case, the Executive and the Company shall each bear all their own respective costs and attorneys’ fees. In the event the Executive is the prevailing party, whether in arbitration or litigation, the payment or reimbursement of all costs and expenses (including, without limitation, attorneys’ fees) shall be made as soon as reasonably practicable following the cessation of such arbitration or litigation and, to the extent subject to Code Section 409A, in accordance with Code Section 409A.

14. Indemnification. The Company and the Parent shall maintain, for the benefit of the Executive, director and officer liability insurance in form at least as comprehensive as, and in an amount that is at least equal to, that maintained by the Company and the Parent for any other officer or director. In addition, the Executive shall be indemnified by the Company and the Parent against liability as an officer and director of the Company and the Parent and any subsidiary or affiliate of the Company and the Parent to the maximum extent permitted by applicable law. The Executive’s rights under this Section 14 shall continue so long as the Executive may be subject to such liability, whether or not this Agreement may have terminated prior thereto.

15. International Assignment. On June 27, 2025, the parties entered into a letter agreement setting forth the terms and conditions of the Executive’s extended international assignment to London and secondment to Aon plc, which letter agreement amended certain terms of the parties’ original letter agreement dated as of July 1, 2016 (collectively, and as amended from time to time, the “International Assignment Letters”). The International Assignment Letters, as may be amended from time to time in accordance with their terms, shall remain in full force and effect through the term set forth therein, unless otherwise modified or terminated in accordance with their terms.

16. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

17. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

18. No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

19. Successors and Assigns. This Agreement shall be enforceable by the Executive and the Executive’s heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns, and shall be binding on such successors and assigns.

20. Headings; Inconsistency. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company or any other agreement between the Executive and the Company, the terms of this Agreement shall control.

21. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to principles of conflict of laws.

22. Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

23. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

24. Prohibition on Acceleration of Payments. The time or schedule of any payment or amount scheduled to be paid pursuant to the terms of this Agreement, including but not limited to any restricted share unit or other equity-based award, payment or amount that provides for the “deferral of compensation” (as such term is described under Code Section 409A), may not be accelerated except as otherwise permitted under Code Section 409A and the guidance and Treasury regulations issued thereunder.

25. Code Section 409A. The parties intend that this Agreement and the benefits provided hereunder be interpreted and construed to comply with Code Section 409A to the extent applicable thereto. Any payments under this Agreement that may be excluded from Code Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or otherwise shall be excluded from Code Section 409A to the maximum extent possible. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted and construed consistent with this intent, provided that the Company shall not be required to assume any increased economic burden in connection therewith. Although the Company intends to administer this Agreement so that it will comply with the requirements of Code Section 409A, the Company does not represent or warrant that the Agreement will comply with Code Section 409A or any other provision of federal, state, local or non-United States law and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Code Section 409A or other applicable law. In the event provisions of this Agreement do not comply with Code Section 409A, the parties shall use reasonable business efforts to amend the Agreement as necessary to bring it into compliance while, to the largest extent possible, maintaining the economic interests hereunder of both parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

AON CORPORATION

By:	/s/ Lisa Stevens
Lisa Stevens
Chief Administrative Officer & Executive Vice President, Aon Corporation

AON plc

By:	/s/ Lester B. Knight
Lester B. Knight
Chairman of the Board, Aon plc

EXECUTIVE:

/s/ Gregory C. Case
Gregory C. Case
President & CEO, Aon plc, and President & CEO Aon Corporation